Exhibit 4.2

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of March 17, 2026, Datavault AI Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.0001 per share (the “Common Stock”).

General

The following description of our Common Stock is based upon certain provisions of the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”), the Company’s Bylaws, as amended (the “Bylaws”), and certain provisions of Delaware law, and does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Incorporation, Bylaws, and the General Corporation Law of the State of Delaware (the “DGCL”). The Certificate of Incorporation and Bylaws are filed as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.

Authorized and Outstanding Stock

The Certificate of Incorporation authorizes the issuance of (i) up to 2,000,000,000 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), and up to 20,000,000 shares of blank check preferred stock, par value $0.0001 per share, of the Company (the “Preferred Stock”).

As of March 17, 2026, there are 614,308,267 shares of Common Stock issued and outstanding. No series of preferred stock were issued or outstanding.

Common Stock

The Certificate of Incorporation provides the following with respect to the rights, powers, preferences and privileges of the Common Stock.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share of capital stock held by such stockholder on all matters submitted to a vote of the stockholders, including the election of directors. Under the Bylaws, stockholders will not have cumulative voting rights.

Dividend Rights

Subject to preferences that may be applicable to any then-outstanding preferred stock, each holder of Common Stock will be entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board out of legally available funds.

Liquidation

In the event of the Company’s liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding preferred stock.

Rights and Preferences

Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that the Company may designate in the future.

Listing

The Common Stock is listed on the Nasdaq Capital Market under the symbol “DVLT.”

Preferred Stock

Preferred Stock

The Board is authorized, subject to the limitations set forth in the Certificate of Incorporation and under Delaware law, to issue shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, without further vote or action by the Company’s stockholders. The rights, preferences and privileges of holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that the Company may issue in the future.

No shares of Preferred Stock are currently issued or outstanding.

Anti-Takeover Effects of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

Certain provisions of the Certificate of Incorporation, Bylaws and the DGCL may have anti-takeover effects. The provisions are designed to reduce, or have the effect of reducing, the Company’s vulnerability to unsolicited takeover attempts.

Board of Directors; Removal; Vacancies

The business and affairs of the Company are managed under the direction of the Board. The Board’s directors are elected annually at the annual meeting of stockholders to hold office until the next annual meeting and until their successors are elected and qualified or until their earlier resignation or removal.

The Company currently has nine (9) directors and the Bylaws provide that the Company shall have such number of directors as is determined by a resolution of the Board then in office, with a minimum number of directors to be three (3). No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Unless otherwise restricted by statute, the Company’s Certificate of Incorporation or Bylaws, any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may, unless otherwise provided in the Company’s Certificate of Incorporation or Bylaws, be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and each director so chosen will hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Special Meetings of Stockholders; Limitations on Stockholder Action by Written Consent

The Certificate of Incorporation and Bylaws provide that special meetings of the Company’s stockholders may be called only by the Chairman of the Board, the president or by one or more stockholders holding shares in the aggregate entitled to cast not less than ten (10) percent of the votes at that meeting.

Any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is (i) signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and (ii) delivered to the Corporation in accordance with Section 228(a) of the DGCL.

Cumulative Voting

The Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

Amendments; Vote Requirements

Certain provisions of the Certificate of Incorporation and Bylaws provide that the Board is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws.

Delaware Anti-Takeover Law

The Company is subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•

the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation. In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.